                                                                    NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                                October 15, 2003


For Further Information Contact:
Anthony J. Caldarone
Chairman and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website: www.caltoninc.com
                 -----------------

CALTON, INC. REPORTS THIRD QUARTER RESULTS

Vero Beach, Florida, October 15, 2003- Calton, Inc. (AMEX:CN) announced today results for the quarter and nine months ended August 31, 2003.

Anthony J. Caldarone, Chairman and Chief Executive Officer, announced a net loss of $447,000 ($.09 per basic and diluted share) for the quarter ended August 31, 2003, compared to a net loss of $759,000 ($.17 per basic and diluted share) for the quarter ended August 31, 2002. He also announced a net loss of $1,530,000 ($.32 per basic and diluted share) for the nine months ended August 31, 2003 compared to a $4,764,000 net loss ($1.06 per basic and diluted share) for the nine months ended August 31, 2002.

Revenues for the three months ended August 31, 2003 and August 31, 2002 were $188,000 and $441,000, respectively, compared to $814,000 and $1,569,000 for the nine months ended August 31, 2003 and August 31, 2002, respectively. Revenues for the three months ended August 31, 2003 included $77,000 from technical staffing services and $111,000 from website design and implementation. For the three months ended August 31, 2002, revenues from technical staffing services were $273,000 and revenues from website design and implementation were $159,000. Revenues for the nine months ended August 31, 2003 included $440,000 from technical staffing services and $361,000 from website design and implementation. For the nine months ended August 31, 2002, revenues from technical staffing services were $989,000 and revenues from website design and implementation were $455,000. The decline in revenues in 2003, for both the quarter and nine months, reflected reduced demand for technical staffing in the Houston market as a result of recent mergers and subsequent layoffs of talented professionals. Quarterly revenues from the technical staffing services division will decline further as a result of management's decision to exit the Houston-based staffing business in the fourth quarter of fiscal 2003. There were no significant revenues generated from the credit card loyalty segment for the three or nine months ended August 31, 2003.

Selling, general and administrative expenses for the three months ended August 31, 2003 were $576,000 compared to $958,000 for the three months ended August 31, 2002. Selling, general and administrative expenses for the nine months ended August 31, 2003 were $1,845,000 compared to $3,500,000 for the nine months ended August 31, 2002.

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Interest income for the three months ended August 31, 2003 and August 31, 2002 was $3,000 and $28,000, respectively. Interest income for the nine months ended August 31, 2003 and August 31, 2002 was $18,000 and $108,000, respectively.

The impairment of a note receivable in the amount of $750,000 was incurred in the nine months ended August 31, 2002.



HOMEBUILDING TRANSACTION
On August 29, 2003, Calton, Inc. completed the acquisition of 35 residential lots in The Riverside at The Island Club, a 121 home residential community being developed in Vero Beach, Florida for approximately $4.8 million. This acquisition marks the Company's return to the residential homebuilding business. As part of the transaction, the Company acquired a sales backlog of approximately $4.3 million, representing homes subject to contracts of sale with homebuyers. The Company has agreed to administer and supervise certain warranty work on homes previously delivered by Beazer Homes Corp., the seller, in the development prior to the transaction, but all of such warranty work, if any, remains the financial obligation of Beazer. The Company plans to complete the development of the Vero Beach project and pursue other opportunities in the homebuilding industry in Florida.

The Company used approximately $1.5 million of working capital and borrowings of approximately $3.3 million under its loan agreement with Harbor Federal Savings Bank to fund the acquisition of the lots.





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


CALTON, INC. (AMEX:  CN)

THREE MONTHS ENDED                                 August 31,             August 31,
                                                      2003                  2002
                                              -------------------   -------------------
Revenue                                        $         188,000     $         441,000

                                              -------------------   -------------------
Net loss                                       $        (447,000)    $        (759,000)
                                              ===================   ===================

Net loss per common share                      $           (0.09)    $           (0.17)

Weighted average number of shares
  outstanding, basic and diluted                       4,846,071             4,507,000


NINE  MONTHS ENDED                                 August 31,             August 31,
                                                      2003                  2002
                                              -------------------   -------------------
Revenue                                        $         814,000     $       1,569,000

  Loss from continuing operations              $      (1,530,000)    $      (3,225,000)
  Loss from discontinued operations                            -            (1,539,000)
                                              -------------------   -------------------
Net loss                                       $      (1,530,000)    $      (4,764,000)
                                              ===================   ===================

Loss per share
  Loss from continuing operations              $           (0.32)    $           (0.72)
  Loss from discontinued operations                            -                 (0.34)
                                              -------------------   -------------------
Net loss per common share                      $           (0.32)    $           (1.06)
                                              ===================   ===================

Weighted average number of shares
     outstanding, basic and diluted                    4,711,617             4,474,000


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Certain information included in this press release and Company filings
(collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are matters related to the continued operating losses and their effects on liquidity, the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, the lack of an established operating history for the Company's current business activities, conditions and trends in the homebuilding, Internet and technology industries in general, changes in interest rates, the effect of governmental regulation on the Company and the risks described under the caption "Certain Risks" in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2002.

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